FIRST AMENDMENT TO
BROOKDALE SENIOR LIVING INC.
OMNIBUS STOCK INCENTIVE PLAN,
AS AMENDED AND RESTATED

The Brookdale Senior Living Inc. Omnibus Stock Incentive Plan, as amended and restated effective June 23, 2009, is hereby amended, effective October 30, 2009, as follows:

1.           A new Section 3(e) is hereby added to the Plan to read as follows:

“Notwithstanding anything in this Plan to the contrary, all Awards to Non-Employee Directors shall be administered by the Compensation Committee of the Board.”

2.           A new Section 16(f) is hereby added to the Plan to read as follows:

“Notwithstanding anything in this Plan to the contrary, each time-based Restricted Share Award (or similar time-based full-value Award) granted hereunder must have a stated vesting or restriction period of not less than three years from the date of grant. The terms of any such Award may provide that the Award shall vest, and the restrictions shall lapse, in installments during the vesting or restriction period; provided, however, that any such Award granted with a three year vesting or restriction period may provide for no more favorable ratable vesting than one-third per year.  Notwithstanding anything in this Plan to the contrary, each performance-based Restricted Share Award (or similar performance-based full-value equity Award) granted hereunder must have a stated vesting or restriction period of not less than one year from the date of grant.  Notwithstanding anything in this Section 16(f) to the contrary, any Awards granted hereunder may be subject to accelerated vesting as contemplated by the terms of this Plan, as set forth in the applicable Award Document or as otherwise approved by the Administrator.  Any restricted stock units that Non-Employee Directors elect to receive in lieu of cash compensation shall not be subject to the foregoing restrictions.”